Exhibit 10.6

MATTHEWS INTERNATIONAL CORPORATION

OFFICERS RETIREMENT RESTORATION PLAN

EFFECTIVE APRIL 23, 2009

ARTICLE 1

GENERAL PROVISIONS AND PURPOSES

1.1 Matthews International Corporation ("the Company") has adopted this Officers Retirement Restoration Plan ("Restoration Plan" or "Plan") effective April 23, 2009.

1.2

(a) Background:  The Company sponsors two tax-qualified retirement plans in which Company Officers participate: The Matthews International Corporation Employees Retirement Plan (the "Matthews Retirement Plan" or "Retirement Plan"), a defined benefit pension plan; and the Matthews International Corporation 401(k) Plan (the "Matthews 401(k) Plan" or "401(k) Plan"), an individual account profit-sharing plan that provides for 401(k) employee pre-tax contributions and matching Company contributions.  Both Plans are subject to Internal Revenue Code rules that discriminate against highly compensated Officers by limiting the amount of annual earnings or compensation that can be taken into account for benefit purposes under the Plans, the annual pension benefits that can be provided by the Retirement Plan or the Company contributions that can be made to the 401(k) Plan, and also the amount that an employee can contribute on a pre-tax basis to the 401(k) Plan (which may limit an Officer's ability to qualify for the maximum Company matching contribution provided for under the 401(k) Plan).

(b) Purposes:  The purposes of the Restoration Plan are:

(i) to provide supplemental pension benefits to Participants, based on the benefit formula under the Matthews Retirement Plan but taking into account each Participant's Earnings, without regard to benefit amount or pensionable earnings limitations imposed on the Retirement Plan by the Internal Revenue Code; and

(ii) to provide supplemental matching contributions to Participants' individual accounts in this Restoration Plan, based on a percentage of each Participant's Earnings as under the Matthews 401(k) Plan but without regard to annual limitations on participant contributions, "annual additions" and countable earnings, imposed on the 401(k) Plan by the Internal Revenue Code.

1.3 As established on April 23, 2009 and as it may hereafter be amended from time to time, this Restoration Plan shall be deemed to be a contract between the Company and each Participant.  However, nothing contained in this Plan shall be deemed to give any Participant the right to be retained in service or to interfere with the right of the Company to discharge any Participant at any time without regard to the effect which such discharge shall have on such Participant's rights, if any, under this Plan.

1.4 No Participant shall have the right to assign, transfer, hypothecate, encumber, commute or anticipate the right to any payments under this Restoration Plan or the Trust, and such payments shall not in any way be subject to any legal processes to levy on or attach the same for payment of any claim against any Participant.

1.5 Defined Terms:  The terms listed below, when used in this Restoration Plan with (an) initial capital letter(s), are defined either explicitly or in context in the provisions identified below:

Account 3.7

Accrued Defined Benefit Article 3 Preamble, 3.1

Active Participant 2.1(a), 2.1(b)

Actuarial Equivalent 4.6

Board of Directors 2.1(c)

Company 1.1

Compensation Committee 2.5(d)

Continuous Service 3.4

Credited Service 3.4

Deferred Defined Retirement Benefit 4.2

Deferred Retirement Date 2.8(c)

Delayed Payment Date 4.12(a)

Early Defined Retirement Benefit 4.3(a)

Early Retirement Date 2.8(d)

Early Retirement Factor 4.3(a)

Early Retirement Supplement 4.3(b)

Earnings 3.3

ERISA 6.1(b)

Excise Tax 4.11

Final Average Monthly Earnings 3.2

Former Active Participant 2.4

Gross-Up 4.11

IRC 2.9

Joint and 50% Surviving Spouse Annuity 4.7

Joint and 66-2/3% Surviving Spouse Annuity 4.8

Matching Contribution Account Article 3 Preamble, 3.6

Matthews Retirement Plan 3.2

Minimum Officer Service Requirement 2.1(a)1

Legal Expenses 6.1(c)(vii)

LTD Benefits 2.2(c)

Normal Annuity 4.5

Normal Defined Retirement Benefit 4.1

Normal Retirement Date 2.8(a)

Officer 2.1(c)

Parachute Payment 4.11

Participant Article 2, Preamble

Participant's Termination Date 7.1(b)

Plan 1.1

Restoration Plan 1.1

Retired Participant 2.8(a)

Retirement Date 2.8(e)

Section 11 Event 2.2(b)

Spouse 4.4(e)

Subsidiary 4.10(a)

Surviving Spouse 4.7, 5.1

Trust 6.3(a)

Trustee 6.3(b)

Vested Accrued Defined Benefit 2.5(a)

Vested Matching Contribution Account 2.5(a)

Vested Participant 6.4(a)

1 See also 2.1(b).

ARTICLE 2

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

In this Restoration Plan, the term “Participant” is sometimes used to refer to any one, or more, or all, of the following, as the context requires: Active Participant (2.1), Former Active Participant (2.4), Retired Participant (2.7), and/or Vested Participant (6.4(a)).

Eligibility for Participation

2.1
(a) Except as otherwise provided in 2.2, each Officer of the Company shall become an Active Participant in this Restoration Plan as of the first day of the month next following the date on which he or she completes five years of active service as an Officer of the Company (the "Minimum Officer Service Requirement").

(b) Except as provided in 2.2(a), for purposes of this Plan, "Officer" shall include only an employee whose original election as an executive officer of Matthews International Corporation by the Company's Board of Directors, acting pursuant to the Company's Bylaws, was first effective on or after January 1, 2009.  As such, "Officer" includes, but is not limited to:  Chairman (if also a salaried employee of the Company), Vice Chairman (if also such an employee), Chief Executive Officer, President, Chief Financial Officer, Vice President, Secretary, Treasurer and Controller.  However, assistant officers of the Company, officers of subsidiary companies, or managers of unincorporated business divisions or business units who hold titles such as "President" or "Vice President" of such a division or business unit, shall not, solely by virtue of holding such office or division officer designation, be deemed to be Officers of the Company for purposes of this Plan.

2.2 Notwithstanding 2.1:

(a)

(i) In the case of an employee who had been elected an Officer prior to January 1, 2009 and who, as of April 23, 2009, had not yet satisfied the Minimum Officer Service Requirement of 2.1(a) of the Matthews International Corporation Supplemental Retirement Plan ("SRP") or the special designation requirements of 2.2(a) of the SRP, such individual, no later than September 30, 2009, may make the irrevocable election described in 2.3(g) of the SRP to forego eligibility to become an Active Participant in the SRP but instead to be deemed eligible to become an Active Participant in this Restoration Plan with respect to all of his or her prior and future service with the Company, subject to his or her satisfying the Minimum Officer Service Requirement (2.1(a)) or the special designation requirements (2.2(b)) of this Restoration Plan.

(ii) In the case of an employee who on April 23, 2009 was an Active Participant in the SRP but had a vested percentage of 0% (under 2.5 or 2.7 of the SRP), such individual, no later than September 30, 2009, may make the irrevocable election described in 2.3(g) of the SRP to become an Active Participant in this Restoration Plan effective as of April 23, 2009 with respect to all of his or her prior and future service with the Company.

(b) In its sole and absolute discretion and with no obligation to apply its discretion in a uniform manner, the Board of Directors may expressly waive the Minimum Officer Service Requirement with respect to any individual Officer and designate such Officer an Active Participant in the Plan effective at the time determined by the Board.

(c) An Officer who has not satisfied the Minimum Officer Service Requirement of 2.1 or who has not been specially designated as an Active Participant pursuant to 2.2(a), shall nevertheless become an Active Participant upon the occurrence of a "Section 11 Event", as defined in Section 11.1(4) of the Matthews International Corporation 2007 Equity Incentive Plan (as amended through September 26, 2008 and as it may be amended hereafter), or similar change-of-control provisions in any successor plan adopted by the Company in place of the 2007 Equity Incentive Plan.2

(d) An Officer who has not satisfied the Minimum Officer Service Requirement of 2.1(a) or the special designation requirements of 2.2(b), and who has both attained age 55 and become eligible to receive long-term disability benefits under the Company's long-term disability insurance plan ("LTD Benefits"), will become an Active Participant upon the last to occur of his or her (i) becoming eligible to receive LTD Benefits, or (ii) attainment of age 55 while receiving LTD Benefits.

2.3 Following qualification as an Active Participant, an individual shall continue in such capacity until the earliest to occur of the following events:

(a) The Participant dies.

(b) The Participant's employment with the Company terminates, or, in the case of a Participant who is receiving LTD Benefits (2.2(c)), the Participant ceases to be eligible to continue to receive LTD Benefits, whichever occurs later.

(c) The Participant becomes a Former Active Participant (2.4) upon termination of his or her status as an Officer of the Company.

(d) The Participant becomes a Retired Participant (2.8).

2.4 In the event that an Active Participant ceases to be an Officer of the Company, but continues to be an active employee of the Company in a non-Officer capacity, his or her benefits hereunder shall cease to accrue as of the date such Participant ceases to be an Officer of the Company.  An individual who meets the criteria of this paragraph shall be a Former Active Participant.

2 The 2007 Equity Incentive Plan, as amended from time to time, or any successor plan adopted by the Company in place of the 2007 Equity Incentive Plan, is, and must by law be, on file with, and publicly available from, the U.S. Securities and Exchange Commission.

Eligibility for Benefits (Vesting, etc.)

2.5 Vesting under Circumstances Other than a Section 11 Event

(a) Except as provided in 2.5(f), 2.6 or 2.7, an Active Participant or Former Active Participant (1) who voluntarily terminates employment or (2) whose employment with the Company is terminated involuntarily or by mutual agreement, shall have vested rights in his or her Accrued Defined Benefit (3.1) and Matching Contribution Account (3.6) according to the following schedule:

Participant's Completed Years of Continuous Service (3.4(b))	Vested Percentage
Less than 10	0%
10 but less than 15	50%
15 or more	100%

A positive amount determined hereunder shall be such Participant's Vested Accrued Defined Benefit or Vested Matching Contribution Account, as the case may be.

(b) Except as provided in 2.5(d), a Participant with a vested percentage of 0% whose employment terminates, shall forfeit all rights under the Plan and no benefits of any kind shall be due or payable under the Plan to, or with respect to, such Participant, such Participant's Surviving Spouse, or such Participant's estate.

(c) Except as provided in 2.5(d), a Participant with a vested percentage of 50% whose employment terminates shall forfeit the remaining 50% of his or her Accrued Defined Benefit and Matching Contribution Account.  Such Participant shall be eligible to receive, and the Plan shall commence payment of, such Participant’s 50% Vested Accrued Defined Benefit and 50% Vested Matching Contribution Account as provided in 2.8.

(d) In the case of any particular Participant described in 2.5(b) or 2.5(c), the Compensation Committee of the Company's Board of Directors, in the Committee’s sole and absolute discretion and with no obligation to apply its discretion in a uniform manner, shall have full authority to waive such Participant's satisfaction of the requirement of performing future Continuous Service with the Company in order to achieve either a 50% Vested Accrued Defined Benefit and a 50% Vested Matching Contribution Account, or a 100% Vested Accrued Defined Benefit and 100% Vested Matching Contribution Account, and, in any such case, the Participant shall be deemed to be described in 2.5(c) or 2.5(e), as applicable under the action taken by the Committee.  Solely for purposes of determining his or her eligibility to retire on an Early Retirement Date, a Participant who achieves a 100% Vested Accrued Defined Benefit and 100% Vested Matching Contribution Account because of the Committee's action hereunder shall be deemed to have 15 years of Continuous Service.

(e) A Participant whose employment terminates with a vested percentage of 100%, shall be eligible to receive, and the Plan shall commence payment of, his or her 100% Vested Accrued Defined Benefit and 100% Vested Matching Contribution Account on the first applicable Retirement Date under 2.8 to occur following the Participant's termination of employment.  For example, such a Participant who has attained the actual age of 55 or higher shall be eligible to receive, and the Plan shall commence payment of, his or her 100% Vested Accrued Defined Benefit and 100% Vested Matching Contribution Account, on the first day of the month following his or her termination of employment.

(f) Notwithstanding 2.5(a) through (e), if

(i) an involuntary or mutually-agreed-upon termination of employment occurred by reason of the Participant engaging in (1) a felonious act involving the Company or another employee of the Company, or (2) competition with, or conduct detrimental to, the Company as described in 4.10(a), or

(ii) at any time following a voluntary termination of employment it comes to the attention of the Compensation Committee that the Participant had engaged in such felonious act, or competition or detrimental conduct as described in 4.10(a) prior to his or her voluntary termination of employment, then, in any such case, such Participant shall forfeit all rights under the Plan and no benefit (or further benefit) of any kind shall be due or payable under the Plan to, or with respect to, such Participant, such Participant's Surviving Spouse, or such Participant's estate.  Also, in the Committee’s sole discretion and subject to such terms and conditions as the Committee may establish, the Participant (or Surviving Spouse or estate, as the case may be) shall be required to repay to the Company any benefits received under this Plan during the three-year period preceding the date of the Committee's determination.

2.6 Vesting Upon a Section 11 Event

(a) An Active Participant or Former Active Participant who terminates employment with the Company, whether voluntarily, involuntarily, or by mutual agreement, at any time following the occurrence of a Section 11 Event, shall have a 100% Vested Accrued Defined Benefit and 100% Vested Matching Contribution Account, and become a Retired Participant (2.8), and the Plan shall commence distribution of such Participant's benefits, effective on the first applicable Retirement Date occurring under 2.8 after such termination of employment.  Further, and solely for purposes of such benefits commencing at an Early Retirement Date, such Participant shall be deemed to have had 15 years of Continuous Service at the date of such termination.  Moreover, if such Participant was an Active Participant at the time of such Section 11 Event, he or she shall thereafter be deemed to be five years older than his or her actual age, solely for purposes of

(i) determining his or her eligibility to commence receipt of benefits at an Early Retirement Date and the applicable Early Retirement Factor under 4.3(a), or

(ii) determining his or her eligibility to commence receipt of benefits or at his or her Normal Retirement Date or a Deferred Retirement Date (without application of an Early Retirement Factor).

(b) The following examples illustrate the effect, pursuant to 2.6(a), of attributing to an Active Participant additional five years of age:

(i) An Active Participant who terminated employment following a Section 11 Event and who, exactly coincident with such date of termination, attained the actual age of 60 years, would be deemed to have attained Normal Retirement Age and, therefore, would be eligible to commence to receive benefits, and the Plan would commence distribution of such Participant's Normal Defined Retirement Benefit and Matching Contribution Account, on the first day of the month immediately following such Participant's termination of employment (such date being deemed to be the Participant’s Normal Retirement Date).

(ii) An Active Participant who terminated employment following a Section 11 Event and who, at the date of such termination, had attained the actual age of 62 years, would be deemed to have attained Normal Retirement Age and, therefore, would be eligible to commence to receive benefits, and the Plan would commence distribution of such Participant's Normal Defined Retirement Benefit and Matching Contribution Account, on the first day of the month immediately following such Participant's termination of employment (such date being deemed to be a Deferred Retirement Date).

(iii) An Active Participant who terminated employment following a Section 11 Event and who, exactly coincident with the date of such termination, attained the actual age of 50 years old would be deemed to have attained Early Retirement Age and, therefore, would be eligible to commence to receive benefits, and the Plan would commence distribution of such Participant's Early Defined Retirement Benefit and Matching Contribution Account, on the first day of the month immediately following such date of termination (such date being deemed to be an Early Retirement Date), with an Early Retirement Factor of 50% under 4.3(a).

(iv) An Active Participant who terminated employment following a Section 11 Event, but who, at such date of termination, had not yet attained age 50 years, would be eligible to commence to receive benefits, and the Plan would commence distribution of such Participant's Early Defined Retirement Benefit and Matching Contribution Account, on the first day of the month immediately following the date of the Participant’s 50th birthday (at which time he or she with be deemed to have attained Early Retirement Age), with an Early Retirement Factor of 50% under 4.3(a).

However, any such Participant who is deemed to be five years older than such Participant’s actual age for purposes of eligibility for commencement of benefits (and, if applicable, determination of the appropriate Early Retirement Factor), shall not be deemed to be five years older for any other purpose relevant to the Plan, except as expressly provided in this instrument.

2.7 Vesting Upon Eligibility for LTD Benefits

Notwithstanding 2.5, an Officer who becomes an Active Participant pursuant to 2.2(c), or an Active Participant or Former Active Participant who becomes disabled and eligible to receive LTD Benefits under the Company's long-term disability insurance plan, shall have a 100% Vested Accrued Defined Benefit and 100% Vested Matching Contribution Account.

2.8 Retirement and Commencement of Benefits

(a) An Active Participant (or Former Active Participant) who has attained a Vested Accrued Defined Benefit and Vested Matching Contribution Account on or prior to the date of his or her 65th birthday may retire from active employment with the Company on the first day of the month following his or her 65th birthday (which is such Participant's "Normal Retirement Date"), shall become a Retired Participant, and the Plan shall commence distribution of his or her Vested Accrued Normal Defined Retirement Benefit and Vested Matching Contribution Account.

(b) If an Active Participant (or Former Active Participant) shall not have attained a  50% or 100% (i) Vested Accrued Defined Benefit and (ii) Vested Matching Contribution Account, on or prior to the date of his or her 65th birthday, he or she may become a Retired Participant pursuant to 2.8(c) at any time after he or she has accumulated sufficient additional Continuous Service (see 3.5(b)) to attain a 50% or 100% (i) Vested Accrued Defined Benefit and (ii) Vested Matching Contribution Account.

(c) An Active Participant (or Former Active Participant) (1) who has attained a Vested Accrued Defined Benefit and Vested Matching Contribution Account on or prior to the date of his or her 65th birthday, or (2) who (pursuant to 2.8(b)) attains a Vested Accrued Defined Benefit and Vested Matching Contribution Account after his or her Normal Retirement Date; and, in either case, whose active employment with the Company terminates on a date following his or her Normal Retirement Date, shall become a Retired Participant on the first day of the month following such termination of employment (which shall be the Participant's “Deferred Retirement Date”), and the Plan shall commence distribution of his or her Vested Accrued Normal Defined Retirement Benefit and Vested Matching Contribution Account.

(d) An Active Participant (or Former Active Participant) whose active employment with the Company terminates on a date that both (a) precedes his or her 65th birthday, and (b) follows the occurrence of both (1) the Participant's 55th birthday, and (2) his or her completion of at least 15 years of Continuous Service (or his or her being expressly deemed in this Plan to have completed 15 years of Continuous Service solely for purposes of eligibility for Early Retirement), shall become a Retired Participant on the first day of the month following such termination of employment (which shall be the Participant's "Early Retirement Date"), and the Plan shall commence payment of his or her Early Defined Retirement Benefit and Matching Contribution Account.

(e) An Active Participant (or Former Active Participant) whose employment terminates, or whose employment previously terminated, under circumstances described in 2.5(a) through 2.5(e), or in 2.6, shall become a Retired Participant, and the Plan shall commence distribution of his or her Vested Accrued Defined Benefit and Vested Matching Contribution Account, effective at the Participant’s Early, Normal, or Deferred, Retirement Date, whichever applies under 2.5 or 2.6, and 2.8, to such Participant.  (Hereinafter in this Plan, the term “Retirement Date” is sometimes used to refer to the Early, Normal, or Deferred, Retirement Date on which payment of a Participant’s Early, Normal, or Deferred Defined Retirement Benefit and Matching Contribution Account commenced (or on which payment would have commenced).)

(f) A Participant who is receiving LTD Benefits (2.7) shall become a Retired Participant, and the Plan shall commence distribution of his or her Vested Accrued Defined Benefit and Vested Matching Contribution Account, effective at the Participant’s Early, Normal, or Deferred, Retirement Date, whichever shall first occur following the later to occur of (a) the Participant's termination of employment, or (b) the cessation of the Participant's eligibility to continue to receive LTD Benefits.  Solely for purposes of the Participant's eligibility to commence to receive benefits at an Early Retirement Date, such Participant shall be deemed to have 15 years of Continuous Service upon the later to occur of (a) the Participant's termination of employment, or (b) the cessation of the Participant's eligibility to continue to receive LTD Benefits.

2.9 Notwithstanding any provision in this Article II regarding the date on which the Plan shall commence to pay a Participant’s Retirement or Vested Accrued Defined Benefit and Vested Matching Contribution Account, the commencement of payment of any benefit under the Plan is subject to the provisions of 4.12 regarding the requirement of Internal Revenue Code (“IRC”) § 409A(a)(2)(B)(i) that payment of benefits be delayed for six months under specified circumstances.

ARTICLE 3

BENEFIT ACCRUAL

In this Restoration Plan, the term “Accrued Defined Benefit” means the benefit determined pursuant to 3.1; and the term "Matching Contribution Account" means, as the context may indicate, either the so-named accounting record described in 3.6 or the dollar value credited thereto at the time of reference, determined pursuant to 3.6 and, if applicable, 3.5.

3.1 Accrued Defined Benefit.  Each Active Participant shall accrue a monthly defined benefit stated as a Normal Annuity beginning on his or her Normal Retirement Date, equal to the difference between (a) and (b), where (a) and (b), respectively, are:

(a) The Participant's Accrued Benefit determined under the provisions of the  Matthews Retirement Plan but substituting the definitions of "Final Average Earnings", "Earnings" and "Credited Service" provided below in 3.2, 3.3 and 3.4, respectively, for the definitions of those terms in the Matthews Retirement Plan.

(b) The Participant's Accrued Benefit determined under the provisions of the Matthews Retirement Plan.

Notwithstanding the foregoing, in the case of a Former Active Participant described in 2.4, the monthly Accrued Defined Benefit shall be calculated based on the foregoing formula as of the date such Participant ceased to be an Active Participant.

3.2 "Final Average Monthly Earnings" means an amount equal to the average of the Participant's monthly "Earnings" for the highest 60 consecutive complete calendar months during the 120 consecutive complete calendar months immediately preceding the earliest to occur of the events described in 2.3 or the Participant's Normal Retirement Date.  However, if a Participant's Earnings are recalculated under 3.3 to reflect a reduction in deferred Management Incentive Plan credits actually paid to such Participant, his or her Final Average Monthly Earnings shall be recalculated at the same time.  Nevertheless, no such recalculation shall be performed in any case following the occurrence of a Section 11 Event.

3.3 "Earnings":  Except as provided in the second and third sentences of this 3.3, Earnings means regular basic salary and incentive compensation at the time it is earned and paid in the ordinary course, or, if payment of any earned amount is deferred, at the time such salary or incentive compensation would have been paid in the ordinary course had payment of such amount not been deferred.  As such, Earnings includes the principal amount of any deferred credits assigned to the Participant under the Company's Management Incentive Program as of the date on which such principal amount of deferred credits is assigned.  However, if the said principal amount assigned to the Participant is reduced pursuant to the provisions for negative adjustments under the Management Incentive Program, then the Participant's Earnings shall be reduced, for purposes of 3.1 and 3.2 of this Restoration Plan (but not for purposes of reducing prior Company Matching Contributions under 3.6(a)), to reflect the reduction of said principal amount of such deferred credits as of the date on which the reduction under the Management Incentive Plan is made.  "Earnings" shall not include severance payments or allowances, profit-sharing distributions, expense allowances, directors' fees, stock-related rights (restricted stock, stock options and stock appreciation rights) or any other form of additional compensation.

3.4 "Continuous Service" and "Credited Service" shall have the same meanings, respectively, as the definitions of such terms in the Matthews Retirement Plan with the following modifications and particulars:

(a) For purposes of calculating the Accrued Defined Benefit pursuant to 3.1, upon the occurrence of a Section 11 Event, each Active Participant (including each Officer who becomes an Active Participant, pursuant to 2.2(c) upon occurrence of such Section 11 Event) shall be credited with additional service equal to the lesser of (i) five years, or (ii) the period of years between the Section 11 Event and such Active Participant's Normal Retirement Date.  An Employee's service with a wholly-owned subsidiary of the Company shall be counted as Credited Service for purposes of the Plan effective with the later of (A) the Employee's employment date, or (B) the date the Company acquired 100% ownership of such subsidiary.  (Nevertheless, not more than 35 years of Credited Service shall be counted under 3.1(a).)

(b) Solely for purposes of determining the Participant's vested percentage under 2.5(a), an Employee's service with the Company (as otherwise described in 3.4(a)) after his or her Normal Retirement Date shall be counted in the computation of his or her completed years of Continuous Service.

3.5 Application of Vested Percentage to Accrued Defined Benefit and Matching Contribution Account.  If applicable, a Participant’s Vested Accrued Defined Benefit and Vested Matching Contribution Account shall be determined pursuant to 2.5.  In such case, as 2.5 may provide, the Accrued Defined Benefit determined pursuant to 3.1 shall be reduced to the Vested Accrued Defined Benefit, and the Matching Contribution Account determined pursuant to 3.6 shall be reduced to the Vested Matching Contribution Account.

3.6 "Matching Contribution Account" or "Account" means the accounting record maintained for each Participant on whose behalf the Company has credited Matching Contributions under this Restoration Plan, and valuation adjustments thereto.

(a) If an Active Participant participates in the Matthews 401(k) Plan and, in 2009 or any calendar year thereafter, makes Pre-Tax Contributions (as therein defined) to the 401(k) Plan equal to the maximum Pre-Tax Contribution permitted under IRC § 402(g) or IRC § 401(k), whichever applies to limit such Participant's Pre-Tax Contribution for such calendar year, the Company shall contribute to the Participant's Matching Contribution Account under this Restoration Plan a Company Matching Contribution determined as follows:

(i) 1% of such Active Participant's Earnings for such calendar year less
(ii) the amount of Company Matching Contribution credited to his or her Company Matching Contribution Account under the Matthews 401(k) Plan.

No Company Matching Contribution will be made for an Active Participant under this Restoration Plan for any calendar in which such Participant's Pre-Tax Contributions under the 401(k) Plan are less than the maximum Pre-Tax Contribution permitted under IRC § 402(g) or IRC § 401(k), whichever applies to limit such Participant's Pre-Tax Contribution for such calendar year.

(b)
(i) The amounts credited to each Participant's Matching Contribution Account from time to time shall be deemed to be invested in such investments as the Participant selects from a menu of investment funds or investment media provided from time to time by the Committee.

(ii) If the Company creates a Trust (see 6.3(a) ) and contributes the amount of Company Matching Contributions to the Trustee (see 6.3(b)), then the Trustee shall invest amounts the amounts contributed to the Trust and credited to each Participant's Matching Contribution Account from time to time, in the investments selected by the Participant pursuant to procedures prescribed by the Trustee.  However, the Participant expressly acknowledges that any such investment shall be owned by the Trustee for the benefit of the Company; the Trustee’s purchase or maintenance of such investment does not create a trust or other fiduciary account for the Participant’s benefit; and the function of such investment is solely for the Company’s convenience and to measure the value of the Account under the Plan.

(c) Whether or not the Company creates a Trust as referred to in 3.6 (b), the value of the Matching Contribution Account as from time to time determined (but determined at least once annually) shall be the fair market value of the investments or other assets then credited—or deemed to be credited—to such Account, taking into account any investment income or gains thereon as well as any expenses or losses with respect thereto.  A Participant's Account shall be reduced by the amount of any benefits distributed to or on behalf of a Participant pursuant to 4.9, as well as by forfeitures (2.5).  Further, a Participant's Account shall be reduced for any penalties, withdrawal charges or similar assessments or charges actually assessed against the value of any investment credited to the Account as a result of early withdrawal or payment under such investment.

(d) The value of the Matching Contribution Account being determined, as described above, by the value of investments selected by the Participant, the Company does not in any way guarantee that the value of a Participant’s Account will not fluctuate or decline in value.

(e) All amounts credited to each Participant’s Matching Contribution Account are credited solely for accounting and computation purposes, and represent solely the Participant's potential claim as an unsecured general creditor of the Company.  If the Company contributes amounts to a Trustee with respect to the Plan, the assets purchased with the contributions paid to the Trustee, are at all times the assets of the Trustee, held for the benefit of the Company and subject to the claims of the Company's general creditors in the event of the Company’s Insolvency.  Nothing contained herein shall be deemed to create a trust of any kind for the benefit of the Participant, to which the Participant shall have any special or superior rights.  No Participant or Surviving Spouse shall have any right to receive any benefit under the Plan until such time as described in Article 4 or Article 5.  To the extent that any person, including the Participant, acquires a vested right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.  Furthermore, such right may not be pledged, transferred, assigned, or otherwise alienated, in whole or in part.

ARTICLE 4

AMOUNT AND PAYMENT OF BENEFITS

4.1 Amount of Normal Defined Retirement Benefit.

(a) The Normal Defined Retirement Benefit payable to a Retired Participant whose monthly benefits commence on his or her Normal Retirement Date shall initially be the monthly amount equal to such Participant's Accrued Defined Benefit as initially determined under 3.1, and multiplied by the Participant's vested percentage under 3.5.

(b) Notwithstanding 4.1(a), should a Retired Participant's Vested Accrued Normal Defined Retirement Benefit be recalculated pursuant to 3.2 and 3.3, and the result of such recalculation is a reduction of more than $100 in the monthly benefit, the Vested Accrued Normal Defined Retirement Benefit payable to the Retired Participant shall be accordingly reduced prospectively.

(c) A Participant's Accrued Normal Defined Retirement Benefit shall not increase by reason of additional Credited Service or Earnings after his or her Normal Retirement Date.  (See 3.4(b), however, regarding the counting of post-Normal Retirement Date Continuous Service for purposes of determining a Participant's vested percentage in his or her Accrued Normal Defined Retirement Benefit.)

4.2 Amount of Deferred Defined Retirement Benefit.  The Deferred Defined Retirement Benefit payable to a Retired Participant who retires any time after his or her Normal Retirement Date shall be equal to the monthly amount of such Participant's Accrued Normal Defined Retirement Benefit determined pursuant to 4.1 at his or her Normal Retirement Date, but multiplied by his or her vested percentage under 3.5 at his or her Deferred Retirement Date.  Deferred Defined Retirement Benefits shall not be actuarially increased to account for the fact that the Participant continued in active service beyond his or her Normal Retirement Date and did not retire until a later date.

4.3 Amount of Early Defined Retirement Benefit.

(a) The Early Defined Retirement Benefit payable to a Retired Participant who is entitled to receive benefits commencing at an Early Retirement Date shall be the monthly amount equal to: his or her Accrued Defined Benefit determined under 3.1 multiplied by the appropriate percentage set forth in the Schedule of Early Retirement Factors in the Matthews Retirement Plan, which, for convenience, is reproduced in the following schedule:

Schedule of Early Retirement Factors
Number of Whole Years Between Early Retirement Date and Normal Retirement Date	Percentage
0	100.00%
1	93.33
2	86.67
3	80.00
4	73.33
5	66.67
6	63.33
7	60.00
8	56.67
9	53.33
10	50.00

Straight-line interpolation of these percentages will be employed for fractional years.  In the case of an Active Participant who, pursuant to 2.6, is presumed to be five years older than his or her actual age for purposes of eligibility to commence receipt of benefits, the foregoing schedule shall be applied based on such Participant's attributed age.  (Thus, for example, an Active Participant who, pursuant to 2.6, became eligible to receive benefits commencing on the first day of the month following his or her actual 57th birthday, would be presumed to have attained age 62, and to have commenced benefits, three whole years prior to his or her Normal Retirement Date, with an applicable Early Retirement Factor of 80%.).

(b) Where, pursuant to 2.6, an Active Participant's benefits commence under this Restoration Plan at an Early Retirement Date but prior to the Participant's actual attainment of age 55, so that the Participant is not then eligible to commence to receive an immediate early retirement pension under Section 4.3 or 4.4 of the Matthews Retirement Plan, then, in addition to the Early Defined Retirement Benefit under 4.3(a), the Participant shall also receive an Early Retirement Supplement equal to the early retirement benefit that would have been payable to such Participant under the Matthews Retirement Plan (based on the Participant’s accrued benefit under the Matthews Retirement Plan as of the actual date of termination of employment) if the Participant had attained the actual age of 55.  Such Early Retirement Supplement shall be payable until the earliest month for which the corresponding early retirement benefit is actually payable under the Matthews Retirement Plan (or would be payable upon timely application therefor).  Thus, for example, a Participant, entitled under 2.6, who commenced to receive an Early Defined Retirement Benefit under this Plan commencing immediately following his or her 50th birthday (but assumed age 55) would initially receive: (i) an Early Defined Retirement Benefit of 50% of the amount calculated pursuant to 3.1, plus (ii) an Early Retirement Supplement equal to 100% of the early retirement benefit that would be payable, commencing at the Participant's actual age 55, under the Matthews Retirement Plan.

4.4 Election of Form of Payment of Defined Retirement Benefit.  In advance of initially satisfying the requirements of 2.1 or 2.2 to become an Active Participant in this Restoration Plan, an Officer may, but is not required to, irrevocably elect the form of payment that will apply to him or her at Retirement with respect to his or her Defined Retirement Benefit.

(a)
(i) A Participant who is married at the time he or she makes an election of the form of payment of the Defined Retirement Benefit, may elect the Normal Annuity Form, provided that his or her Spouse, at the time such election is made, shall have filed with the Compensation Committee, accompanying the Participant's election, the Spouse's irrevocable written consent to such election, which irrevocable written consent such Spouse shall have acknowledged under oath before a notary public or other person officially empowered to administer oaths and attest to the same.

(ii) If such Participant has so elected the Normal Annuity Form, and at his or her Retirement Date is married to the Spouse who so consented to such Participant's election of the Normal Annuity Form, then the Defined Retirement Benefit will be paid to such Participant in the Normal Annuity form.  The Defined Retirement Benefit will also be paid to such Participant in the Normal Annuity form if such Participant is unmarried on his or her Retirement Date.  If, on his or her Retirement Date, such Participant is married to a Spouse other than the individual who consented to the election of the Normal Annuity form, then the Defined Retirement Benefit will be paid to such Participant in the Joint and 50% Surviving Spouse Annuity Form.

(b) If a Participant has elected the Joint and 66-2/3 Surviving Spouse Annuity Form, such Participant will receive the Defined Retirement Benefit in the Joint and 66-2/3 Surviving Spouse Annuity Form if married at the Retirement Date.  If such Participant is unmarried on his or her retirement Date, the Defined Retirement Benefit will be paid in the Normal Annuity Form.

(c) Any Participant's election or consent of the Participant's Spouse to an election made hereunder shall be made on such forms or otherwise as the Compensation Committee shall prescribe.

(d) An Officer who does not make an election, pursuant to 4.4 (a) or (b), of the form of payment, shall receive the Defined Retirement Benefit under the Normal Annuity Form or the Joint and 50% Surviving Spouse Annuity Form, whichever applies under 4.5 or 4.6 at his or her Retirement Date.

(e) For purposes of the Plan, the term "Spouse" means the individual to whom a Participant is lawfully married at the time such Participant elects the form of payment pursuant to 4.4(a) or (b), or the individual to whom such Participant is lawfully married at his or her Retirement Date, whichever the context so requires.  Thus, for example, where a Participant who is married on his or her Retirement Date receives the Defined Retirement Benefit in the Joint and 50% Surviving Spouse Annuity Form, and the Participant later dies while either unmarried or married to an individual who was not his or her Spouse on the Participant's Retirement Date, but is survived by the individual who was his or her Spouse on the Participant's Retirement Date, then the 50% Surviving Spouse Annuity would be payable to such individual (who was his or her Spouse on the Participant's Retirement Date) after the death of such Participant (whether or not the Participant and such individual were still married at the time of the Participant's death).

4.5 Normal Annuity Form.  If a Participant is unmarried on his or her Retirement Date, such Retired Participant's Vested Accrued Defined Benefit shall be paid on the Normal Annuity Form (irrespective of any prior election by the Participant).  The Normal Annuity Form shall be a life annuity which provides for monthly payments to the Participant beginning on his or her Normal, Early or Deferred Retirement Date or, as provided in 4.12, beginning six months after such Retirement Date, and continuing to the first day of the month in which his or her death occurs.  The monthly payments to the Retired Participant shall be level in amount except for (i)  any month for which the additional temporary Early Retirement Supplement under 4.3(b) is payable to the Participant, (ii) any month in which an Excise Tax Gross-Up payment is made under 4.11, (iii) prospective reduction in the level monthly payment pursuant to 4.1(b), or (iv) if 4.12 applies to delay commencement of payment for six months, the first month's payment pursuant to the provisions of 4.12(a).

4.6 Actuarial Equivalent.  Where, pursuant to 4.7 or 4.8, the Defined Retirement Benefit is paid in the Joint and 50% Surviving Spouse Annuity Form or the Joint and 66-2/3% Surviving Spouse Annuity Form, the amount of benefit payable under either such Form shall be the Actuarial Equivalent of the Normal Annuity Form.  For purposes of this Restoration Plan, Actuarial Equivalent means an annuity benefit of equal value to another benefit on the basis of eight percent (8%) interest per annum and mortality under the 1984 Unisex Pension Mortality Table.

4.7 Joint and 50% Surviving Spouse Annuity Form.  If a Participant is married on his or her Retirement Date, and shall not have elected a different form of payment pursuant to 4.4, such Retired Participant's Vested Accrued Defined Benefit shall be paid on the Joint and 50% Surviving Spouse Annuity Form, which shall be the Actuarial Equivalent of the Normal Form.  Such form provides for monthly payments to the Participant beginning on his or her Normal, Early or Deferred Retirement Date or, as provided in 4.12, beginning six months after such Retirement Date and continuing to the first day of the month in which occurs the death of the survivor of the Participant and his or her Spouse.  The monthly payments shall be payable during the lifetime of the Participant and upon his or her death, 50% of such monthly payment shall be payable to his Spouse, if then living (the “Surviving Spouse”), for the Spouse's lifetime.  The monthly payments to the Retired Participant and/or Surviving Spouse shall be level in amount except for (i)  any month for which the additional temporary Early Retirement Supplement under 4.3(b) is payable to the Participant or Surviving Spouse, (ii) any month in which an Excise Tax Gross-Up payment is made under 4.11, (iii) prospective reduction in the level monthly payment pursuant to 4.1(b), or (iv) if 4.12 applies to delay commencement of payment for six months, the first month's payment pursuant to the provisions of 4.12(a).

4.8 Joint and 66-2/3% Surviving Spouse Annuity Form.  If a Participant is married on his or her Retirement Date, and shall have so elected pursuant to 4.4, such Retired Participant's Vested Accrued Defined Benefit shall be paid on the Joint and 66-2/3% Surviving Spouse Annuity Form, which shall be the Actuarial Equivalent of the Normal Form.  Such form provides for monthly payments to the Participant beginning on his or her Normal, Early or Deferred Retirement Date or, as provided in 4.12, beginning six months after such Retirement Date and continuing to the first day of the month in which occurs the death of the survivor of the Participant and his or her Spouse.  The monthly payments shall be payable during the lifetime of the Participant and upon his or her death, 66-2/3% of such monthly payment shall be payable to his Spouse, if then living, for the Spouse's lifetime.  The monthly payments to the Retired Participant and/or Spouse shall be level in amount except for (i)  any month for which the additional temporary Early Retirement Supplement under 4.3(b) is payable to the Participant, (ii) any month in which an Excise Tax Gross-Up payment is made under 4.11, (iv) prospective reduction in the level monthly payment pursuant to 4.1(b), or (v) if 4.12 applies to delay commencement of payment for six months, the first month's payment pursuant to the provisions of 4.12(a).

4.9 Payment of Matching Contribution Account.  A Participant's Vested Matching Contribution Account shall be paid in up to 60 monthly installments, commencing with the first month in which the Participant receives payment of his or her Defined Retirement Benefit pursuant to the provisions of this Article 4.

(a) The monthly installments shall be determined as follows:

(i) Each of the first 12 monthly installments shall equal 1/60th of the value of the Participant's Vested Matching Contribution Account on the last business day of the month preceding the month in which the first installment is payable.

(ii) Each of monthly installments 13 to 24 shall equal 1/48th of the value of the Participant's Vested Matching Contribution Account on the last business day of the month preceding the month in which the 13th installment is payable.

(iii) Each of  monthly installments 25 to 36 shall equal 1/36th of the value of the Participant's Vested Matching Contribution Account on the last business day of the month preceding the month in which the 25th installment is payable.

(iv) Each of monthly installments 37 to 48 shall equal 1/24th of the value of the Participant's Vested Matching Contribution Account on the last business day of the month preceding the month in which the 37th installment is payable.

(v) Each of monthly installments 49 to 60 shall equal 1/12th of the value of the Participant's Vested Matching Contribution Account on the last business day of the month preceding the month in which the 49th installment is payable.

(b) Notwithstanding the foregoing schedule:

(i) If the payment of any particular monthly installment, calculated as specified in 4.9(a), would reduce the balance of the Participant's Matching Contribution Account to zero, such particular monthly installment shall be in the amount of the balance of such Account, and no further monthly installments shall be payable.

(ii) If the payment of the 60th installment as calculated in 4.9(a)(v) above would leave a positive balance in the Participant's Matching Contribution Account, then the 60th installment shall be in the amount of the remaining balance of the Account, so that after such 60th payment, the Account has a zero balance.

(c) If a Participant dies prior to his or her Retirement Date (2.8) with a Vested Matching Contribution Account:

(i) Where such Participant has a Surviving Spouse and Preretirement Surviving Spouse Annuity Benefits are payable to such Surviving Spouse under Article 5, then the Participant's Vested Matching Contribution shall be paid in installments per 4.9(a) to the Surviving Spouse, commencing on the benefit commencement date of the Surviving Spouse Annuity Benefit under 5.1.

(ii) Where such Preretirement Surviving Spouse Annuity Benefits are not, or do not become, payable with respect to such Participant, the Participant's Vested Matching Contribution Account shall be paid in a single lump sum to the personal representative of the Participant's estate within 60 days of the Participant's death.

(d) If a Participant with a Vested Matching Contribution Account dies after his or her Retirement Date but before receiving all installment payments provided for under 4.9(a):

(i) Where such Participant has a Surviving Spouse and was receiving his or her Vested Defined Retirement Benefit in a Joint and Survivor Annuity Form, then the remaining installments to be paid per 4.9(a) shall be paid to the Participant's Surviving Spouse.  Should the Surviving Spouse then die before all remaining installments have been paid, the Matching Contribution Account's then remaining balance shall be paid to the personal representative of such Surviving Spouse's estate in a single lump sum to the personal representative of the Participant's estate within 60 days of the Participant's death.

(ii) Where such Participant was receiving his or her Vested Defined Retirement Benefit in the Normal Annuity Form, the Matching Contribution Account's then remaining balance shall be paid in a single lump sum to the personal representative of the Participant's estate within 60 days of the Participant's death.

4.10 Termination of and Repayment of Benefits for Competition or Detrimental Conduct.  Notwithstanding 4.4, 4.9 or otherwise:

(a) At any time following the date on which payment of benefits commence to a Retired Participant under this Plan, in the Committee’s sole discretion and subject to such terms and conditions established by the Committee, the payment of such benefits under this Plan may be cancelled or suspended if the Participant (whether during or after termination of employment with the Company and its Subsidiaries)

(i) engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with the Company or any of its Subsidiaries (as "Subsidiary" is defined in the Matthews International Corporation 2007 Equity Incentive Plan, as amended through September 26, 2008),

(ii) induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the Company or any of its Subsidiaries,

(iii) solicits any employee of the Company or any of its Subsidiaries to leave the employment thereof or in any way interferes with the relationship of such employee with the Company or any of its Subsidiaries,

(iv) makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the Company or any of its Subsidiaries (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies), or

(v) engages in other conduct detrimental to the Company, including, but not limited to, disclosing the specific operating practices, product formulas, customer information, pricing formulas and/or technical know-how developed by the Company or any of its Subsidiaries.

(b) Whether a Participant has engaged in any such activities described in 4.10(a) shall also be determined, in its sole discretion, by the Committee, and any such determination by the Committee shall be final and binding.  Upon the Committee's determination that a Participant has engaged in one or more activities described in 4.10(a), in the Committee’s sole discretion and subject to such terms and conditions as it may establish, the Committee may require the Participant (or Surviving Spouse or estate, as the case may be) to repay to the Company any benefits received under this Plan during the three-year period preceding the date of the Committee's determination.

(c) However, 4.10(a) shall not apply at any time following the occurrence of a Section 11 Event.

4.11 Excise Tax Gross-Up.  In the event that any payment made to a Participant by or for the Company under this Restoration Plan, or under any other plan or compensation program maintained by the Company (including, for example but without limitation, the Management Incentive Program, the 2007 Equity Incentive Plan, or any successor plan or program), is subject to the excise tax imposed by IRC § 4999 (the "Excise Tax") (any such payment, or part thereof, subject to Excise Tax being a "Parachute Payment"), then the Company or the Trust shall pay such Participant an additional amount (the "Gross-Up") to compensate the Participant for the economic cost of (i) the Excise Tax on the Parachute Payment, (ii) the U.S., state and local income tax (as applicable) on the Gross-Up, and (iii) the Excise Tax on the Gross-Up.  The calculation shall insure that the Participant, after receipt of the Parachute Payment and the Gross-Up and the payment of taxes thereon, will be in approximately the same economic position after all taxes as if the Parachute Payment had been subject only to income tax at the marginal rate.  For purposes of determining the amount of the Gross-Up, the Participant shall be deemed to pay U.S., state and local income taxes at the highest marginal rate of taxation in the calendar year in which the Parachute Payment is to be made.  State and local taxes shall be determined based upon the state and locality of the Participant's domicile on the date of the Participant's termination of service with the Company.  The determination of whether such Excise Tax is payable and the amount thereof shall be based upon the opinion of tax counsel selected by the Company and acceptable to the Participant, and the Company shall make payment to the Participant within one calendar month of the receipt by the Company and the Participant of such opinion of tax counsel, but in no event later than the end of the Participant's taxable year following the taxable year in which the additional tax is remitted to the taxing authority.  If such opinion is not accepted by the Internal Revenue Service upon audit, then appropriate adjustments shall be computed (without interest but with Gross-Up, if applicable) by such tax counsel based on the final amount of the Excise Tax so determined, and the Company shall make payment to the Participant within one calendar month of the receipt by the Company and the Participant of such determination of tax counsel, but in no event latter than the end of the calendar year following the calendar year in which the additional tax is remitted to the taxing authority.

4.12 Six Month Delay in Commencement of Payment of Benefits.

(a) Except as provided in 4.12(c) or (d), the Plan may in no event commence payment of benefits to, or with respect to, a Participant earlier than the first day of seventh (7th) calendar month following the date on which the Participant's termination of employment occurs (such first day of the seventh month being the "Delayed Payment Date").  If, under the circumstances of a Participant's termination of employment, the Participant's benefits would otherwise have commenced prior to the Delayed Payment Date, the first payment of benefits made by the Plan shall include all payments that would, but for this 4.12, otherwise already have been made prior to the Delayed Payment Date.  For example, a Participant retires effective June 30, having attained age 65 on June 18.  Her Normal Retirement Date is July 1, when monthly benefit payments would normally commence.  However, under this 4.12, her Delayed Payment Date is the following January 1.  The monthly payment made on January 1 would equal the sum of seven monthly payments (the January payment and the delayed payments from July through December, inclusive).

(b) If a Participant subject to 4.12(a) dies after his or her Retirement Date but before the Delayed Payment Date, any payments that, but for 4.12(a), would have been made to the Participant prior to his or her death, shall be disposed of as follows:

(i) If the Participant's benefits were to be paid in either of the Joint and Surviving Spouse Annuity Forms, the delayed payments due the Participant, as well as any delayed payments due to the surviving Spouse, will be paid to the Surviving Spouse as part of the first monthly benefit payment made to the Spouse in the month of the Delayed Payment Date.

(ii) If the Participant's benefits were to be paid in the Normal Annuity Form, the payments due the Participant will be paid to the personal representative of the Participant's estate.

(c) Notwithstanding 4.12(a), payment of benefits shall not be delayed for six months where the Participant's termination of employment was by reason of his or her death.

(d) Also notwithstanding 4.12(a), payment of benefits shall not be delayed if, at the time of termination of employment, the Participant is not classified as a "specified employee" within the meaning IRC § 409A(2)(B)(i) and the regulations issued thereunder.3

ARTICLE 5

PRERETIREMENT SURVIVING SPOUSE BENEFITS

5.1
(a) If an Active Participant or Former Active Participant shall terminate employment because of death after he or she shall have attained at least ten (10) Years of Continuous Service, or any other Participant who, pursuant to 2.5 2.6 or 2.7, has terminated employment but is entitled to receive a Vested Accrued Defined Benefit under the Plan, shall die prior to the date on which such benefits would have commenced; and, in any case, such Participant is survived by a Spouse (also a “Surviving Spouse”), then such Surviving Spouse shall be entitled to receive a Surviving Spouse Benefit.  Such Surviving Spouse Benefit shall commence to be paid beginning on the earliest Retirement Date (i.e., an Early, Normal, or Deferred, Retirement Date, as the case may be) on which the Participant's benefits would have commenced had the Participant terminated employment on the date of his or her death survived until such Retirement Date, provided the Surviving Spouse is living on such benefit commencement date.

(b) The following examples illustrate the application of 5.1(a):

(i) An Active Participant dies at age 57 with 15 years of Continuous Service, and leaves a Surviving Spouse.  A Surviving Spouse Benefit shall be paid to such Surviving Spouse beginning on the first day of the month following the Participant's death (such date, had the Participant terminated employment on the date of his or her death, being the Participant's Early Retirement Date).

(ii) An Active Participant dies at age 52 with 15 years of Continuous Service, and leaves a Surviving Spouse.  A Surviving Spouse Benefit shall be paid to such Surviving Spouse beginning on the first day of the month following the date the Participant would have attained age 55 had he or she survived to that date (such date being the Participant's Early Retirement Date), provided that such Surviving Spouse is alive on such benefit commencement date.

(iii) An Active Participant dies at age 57 with 10 years of Continuous Service, and leaves a Surviving Spouse.  A Surviving Spouse Benefit shall be paid to such Surviving Spouse beginning on the Participant's Normal Retirement Date, provided that such Surviving Spouse is alive on such benefit commencement date.  Having died prior to his or her Normal Retirement Date with less than 15 years of Continuous Service, the Participant would not have been eligible to have benefits commence at an Early Retirement Date.  Likewise, the Surviving Spouse Benefit would be calculated based the on Participant's 50% Vested Accrued Defined Benefit because the Participant was not 100% vested at the time of his or her death.

(iv) An Active Participant dies on his or her 65th birthday with six (6) years of Continuous Service and leaves a Surviving Spouse.  Inasmuch as the Participant had less than ten (10) years of Continuous Service at the time of his death and, therefore, had no Vested Accrued Defined Benefit, no Surviving Spouse Benefit is payable to the Surviving Spouse.

5.2 If the Participant described in 5.1(a) had elected, pursuant to 4.4, the Joint and 66-2/3% Surviving Spouse Annuity Form, then the Plan shall pay the 66-2/3% Surviving Spouse Annuity to the Participant's Surviving Spouse.

5.3 In any other such case, the Plan shall pay the 50% Surviving Spouse Annuity to the Participant's Surviving Spouse.

ARTICLE 6

ADMINISTRATION

FINANCING OF BENEFITS

6.1
(a) This Restoration Plan shall be administered by the Compensation Committee, which shall have responsibility and authority to manage and control the operation and administration of the Plan.  The Committee shall have complete and absolute discretion to interpret and apply the terms and provisions of the Plan, provided that the Company intends that the Plan shall be interpreted and administered consistent with the requirements of IRC §  409A, particularly as interpreted in final Treas. Regs. §§ 409A-0 through 409A-6 (as published at 72 Fed. Reg. pp. 19234 et seq., April 7, 2007) so as not to subject Participants to taxation, penalties or interest arising under IRC § 409A.

(b) The Company intends this Restoration Plan to be an unfunded, nonqualified plan primarily for the purpose of providing benefits for a select group of highly compensated management employees of the Company, and is intended to qualify as a “top hat” plan under Employee Retirement Income Security Act of 1974, as amended (“ERISA”), §§  201(2), 301(a)(3) and 401(a)(1).  As such, the Plan is not required to, and is not intended to be subject to, or be interpreted and administered according to, inter alia, the provisions of ERISA, Title I, Parts 2, 3 and 4, nor the rules applicable to tax-qualified retirement plans set forth at IRC §§ 401 et seq.

(c) The following procedures shall govern the administration of claims under the Plan.

(i) The Compensation Committee shall determine the rights of any Participant to any benefits hereunder.  Any Participant who believes that he or she has not received the benefits to which he is entitled under the Plan may file a claim in writing with the Committee.  The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90-day period), either allow or deny the claim in writing.  If a claimant does not receive written notice of the Committee’s decision on his claim within the above-mentioned period, the claim shall be deemed to have been denied in full.

(ii) A denial of a claim by the Committee, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(A)	the specific reasons for the denial;

(B)	specific reference to pertinent Plan provisions on which the denial is based;

(C)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(D)	an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under ERISA § 502(a).

(iii) A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim.  Prior to the occurrence of a Section 11 Event, if the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under ERISA §  502(a), provided that after the occurrence of a Section 11 Event, the claimant shall not be deemed to have acquiesced in the original decision of the Committee, nor shall the claimant be in any way limited in bringing a civil action under ERISA § 502(a).

(iv) If such an appeal is so filed within such 60-day period, the Committee (or its delegate) shall conduct a full and fair review of such claim.  During such review, the claimant (or the claimant's authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.

(v) The Committee (or its delegate) shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension).  Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons.  If the decision on review is not furnished to the claimant within the above-mentioned time period, the claim shall be deemed to have been denied on review.

(vi) If a Participant's claim for benefits is denied in whole or in part prior to the occurrence of a Section 11 Event, such Participant may file suit only in a state court located in Allegheny County, Pennsylvania or federal court located in Allegheny County, Pennsylvania. Notwithstanding, before such Participant may file suit in a state or federal court, Participant must exhaust the Plan's administrative claims procedure.  If any such judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Committee.  In addition, any such judicial or administrative proceeding must be filed within six months after the Committee's final decision.

(vii) If the claim for benefits of a Vested Participant (6.4(a)) is denied in whole or in part after the occurrence of a Section 11 Event, such Participant shall not be in any way restricted by the provisions of 6.1(c)(vi) in taking any steps to enforce his or her rights under the Plan.  Further, the Company shall be liable to reimburse any Vested Participant (6.4(a)) for attorneys fees and other costs related to any litigation (or other proceeding) or legal counsel and advice short of or preparatory to litigation (or other proceeding) (such fees and expenses hereinafter referred to as "Legal Expenses"), which the Vested Participant undertakes or incurs for the purpose of enforcing his or her right to receive benefits under the Plan following a refusal (in any form) by the Company to pay such benefits.  The Participant shall present written evidence to the Company of having incurred Legal Expenses no later than the end of each calendar year during which the Participant incurs or receives invoices for such Legal Expenses, and the Company shall reimburse the Participant for any such Legal Expenses so presented to the Company within one calendar month of the Company's receipt of such written evidence of the Participant's Legal Expenses, but in no event later than two-and-one half months after the end of each such calendar year in which the Company receives such written evidence that the Participant has incurred Legal Expenses.  Should the Company fail to remit reimbursement to the Participant for Legal Expenses within the time prescribed in this 6.1(c)(vii), the Company shall also be liable to reimburse the Participant, on demand, for (a) any penalties, taxes and interest imposed on the Participant pursuant to IRC § 409A arising from the Company's failure timely to remit such reimbursement for Legal Expenses, and (b) any U.S. state and local income tax (as applicable) on the reimbursement, and additional IRC § 409A penalties, taxes and interest attributable to such reimbursement, calculated in a manner comparable to, and according to the principles described in, 4.11 (Excise Tax Gross-Up).

6.2 The Company shall bear the entire cost of benefits under this Restoration Plan as well as the entire cost of administering the Plan.

6.3
(a) This Restoration Plan will not be funded.  The benefits under this Plan shall be paid from the general assets of the Company as due.  Nevertheless, the Company intends to creates an executive benefit security trust, "rabbi" trust, or similar entity (the "Trust") through which to set aside assets to provide for the investment and payment of benefits attributable to Participants' Matching Contribution Accounts (3.6), and may contribute additional amounts to the Trust, or establish a separate trust to provide for other benefits under the this Restoration Plan (or other benefits), whether pursuant to 6.4 or otherwise.  Each benefit payment made to a Retired Participant or Surviving Spouse from such Trust with respect to any benefit payable to such Participant or Surviving Spouse under this Plan, shall reduce and discharge, dollar for dollar, the Company's obligation hereunder to make such monthly benefit payment to such Participant or Surviving Spouse.  Similarly, any Gross-Up payment made to a Retired Participant or Surviving Spouse from such trust shall reduce and discharge, dollar for dollar, the Company's obligation hereunder to make such Gross-Up payment.

(b) The trust agreement establishing such Trust shall provide that, prior to the payment of all benefit liabilities under this Restoration Plan, the Trust shall be irrevocable except upon the bankruptcy or insolvency of the Company.  Such trust agreement shall also provide that initial trustee of the Trust, and any successor trustee (the "Trustee"), shall at the time of appointment be one of the 50 largest banking institutions in the United States.

6.4
(a) Notwithstanding 6.3 but subject to the restriction in 6.4(b), prior to or immediately upon the occurrence of a Section 11 Event, the Company shall take the following measures: The Company shall establish a Trust of the kind and nature contemplated under 6.3 or shall contribute to the Trust already established pursuant to 6.3.  The Company shall transfer to such Trust liquid assets equal to the present value of Accrued Defined Benefits that have under the Plan to the end of the calendar month in which the Section 11 Event occurred or is expected to occur (whether or not such benefits are otherwise then subject to future forfeiture under the terms of the Plan), with respect to all persons who are or were, on the date of the Section 11 Event, Active Participants (including those who will become or became Active Participants on the date of the Section 11 Event pursuant to 2.2(b), Former Active Participants, Retired Participants; and Surviving Spouses who are receiving Surviving Spouse benefits, plus the additional present value of Accrued Defined Benefits that could accrue to Active Participants, and be payable earlier, from the attribution of five additional years of service, described in 3.5, and five additional years of age, described in 2.6 and 4.3; plus the present value of the Accrued Defined Benefits that would have accrued by any person who, by reason of then-current disabled status and operation of 2.2(c) could in the future qualify as a Participant pursuant to 2.2(c), determined as such person had already qualified for such benefit.  (Such disabled persons and such persons who are or were, on the date of the Section 11 Event, Active Participants, Former Active Participants, Retired Participants, and Surviving Spouses who are receiving Surviving Spouse benefits, are hereinafter referred to collectively as "Vested Participants").  The present value of the Accrued Defined Benefits described above shall be calculated by assuming that retirement shall occur either immediately or at actual (or attributed) age 55 (whichever occurs, or shall have occurred, first), no mortality or turnover prior to retirement, post-retirement mortality based on the "applicable mortality table" determined under IRC § 417(e)(3)(A)(ii)(I), and interest at the "applicable interest rate" determined under IRC § 417(e)(3)(A)(ii)(II) for the month in which the Section 11 Event occurs.  The Company shall also transfer to the Trust liquid assets equal to the present value of any Gross-Up payments it reasonably estimates shall or may become due by reason of the occurrence of the Section 11 Event, as well as present value of the estimated costs of administering the Trust (including Trustee fees and expenses) and of administering the Plan through engagement of an independent administrator if deemed appropriate by the Trustee.  The Company shall also provide the Trustee with accurate and complete data regarding all matters necessary to identify Vested Participants, calculate their accrued benefits, and pay them, including (without limiting the generality of the foregoing) data regarding the name, birthdate, current address, Social Security number, employment date with the Company, and compensation in the current and prior years of each such Vested Participant, as well as any information necessary to enable the Trustee to calculate or verify any Gross-Up payments that may be due pursuant to 4.11.

(b) Notwithstanding 6.4(a), no amount shall be transferred to a trust or otherwise set aside for the purposes of providing benefits during any "restricted period" (as defined in IRC § 409A(B(3)) with respect to the Matthews Retirement Plan or any other single-employer defined benefit plan sponsored by the Company or any member of a controlled group (within the meaning of IRC § 414(b) or (c)) that includes the Company.

ARTICLE 7

AMENDMENT OR TERMINATION OF THE PLAN

7.1 Amendment of the Plan.

(a) The Company reserves the right to modify or amend this Restoration Plan from time to time and to any extent that it may deem advisable.  Any amendment shall be made pursuant to a resolution duly adopted by the Compensation Committee.  No amendment shall in any manner (i) reduce the right to the present or future receipt of an Accrued Defined Benefit, Vested Accrued Defined Benefit, or other benefit under the Plan of any Participant to the extent that such right had accrued prior to the date the Compensation Committee approved such amendment, (ii) alter the amount or payment of benefits under the Plan to any Participant who had become a Retired Participant prior to the date the Compensation Committee approved such amendment, or (iii) otherwise apply to former Officers whose employment with the Company had terminated without entitlement to a Plan benefit prior to the date the Compensation Committee approved such amendment.  Otherwise, all Participants claiming any interest under this Plan shall be bound by any amendments.

(b) The rights and benefits of each Participant or of any Surviving Spouse claiming through such Participant, shall be determined in accordance with the provisions of this Restoration Plan in effect on the date (1) the Participant's employment terminates, or (2) in the case of a Participant who is receiving LTD Benefits, the Participant ceases to be eligible to continue to receive LTD Benefits, whichever of (1) or (2) occurs later (such date being the "Participant's Termination Date").  Except as otherwise specifically provided, any amendment to the Plan shall have no effect on, or application to, a Participant (or Surviving Spouse) where such Participant's Termination Date occurred prior to the effective date of such amendment (including the 12/05/08 amendment date of this amended and restated Restoration Plan).  Thus, any benefit being paid to a Retired Participant or Surviving Spouse, and any Vested Accrued Defined Benefit or Surviving Spouse Benefit due to be paid hereafter, pursuant to the terms of this Restoration Plan, shall continue to be paid, or shall be commenced, in accordance with all applicable terms and provisions (including the amount, date of commencement and form of payment thereof) of this Restoration Plan as such plan was in effect on the date of the Participant's Termination Date.

7.2 Termination of the Plan.  This Restoration Plan may be terminated by the Company at any time.  Such termination shall be effected pursuant to a resolution duly adopted by the Board of Directors.  No such termination may impair the benefits of Participants.  In particular, no such termination shall in any manner (i) reduce the right to the present or future receipt of an Accrued Defined Benefit or other benefit under the Plan of any Participant to the extent that such right had accrued prior to the date the Board of Directors approved such termination, or (ii) alter the amount or payment of benefits under the Plan to any Participant who had become a Vested Participant or Retired Participant prior to the date the Board of Directors approved such termination.  Benefits shall cease to accrue under the Plan effective on the termination, but the Plan shall otherwise remain in force for the purpose of administering the benefits accrued prior to the termination according to the provisions of the Plan in force immediately prior to the termination.
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3 In the Company's case, it is almost certain that current Active Participants (Officers) would be "specified employees" subject to delay in commencement of payment.  Non-specified employees would likely include, if anyone, only Former Active Participants.